UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

WPCS INTERNATIONAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WPCS INTERNATIONAL INCORPORATED

One East Uwchlan Avenue, Suite 301

Exton, PA 19341

February 8, 2013

Dear Stockholder:

According to our latest records, we have not yet received your proxy for the important Annual Meeting of the Stockholders of WPCS International Incorporated to be held on February 28, 2013. Your Board of Directors has unanimously recommended that stockholders return the enclosed proxy card voting FOR all of the Items on the agenda.

Specifically, Proposal 5 seeks your approval to issue common stock under a financing agreement with six accredited investors in order to comply with NASDAQ rules. Your Board has determined that the financing is necessary to support the working capital needs and future growth prospects of WPCS.

If we do not obtain stockholder approval for Proposal 5 at this Annual Meeting, we are required to seek stockholder approval on an annual basis under the financing agreement.

Please help your company avoid the expense of further solicitation by voting TODAY by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Sincerely,

Andrew Hidalgo

Chief Executive Officer and Chairman of the Board of Directors

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.